                                                                                         Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Results for Fiscal Fourth Quarter & Year Ended March 31, 2007

Irvington, NY, May 9, 2007—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the fourth quarter and fiscal year ended March 31, 2007.

Fourth Quarter, Fiscal Year 2007
The Company reported revenues of $78.0 million for the quarter ended March 31, 2007, a decrease of 2% versus the comparable period of the prior year when the Company reported revenues of $80.0 million. The quarter benefited from revenues derived from the September 2006 acquisition of the Wartner® brand wart treatment products. Excluding this acquisition, revenues would have declined by approximately 5%. As previously announced, the results of the quarter reflect a weaker year-over-year cold/flu season that affected the Company’s Chloraseptic® and Little Remedies® product lines, as well as declines in its personal care segment.

Operating income of $22.6 million for the quarter was $2.5 million or 13% higher than the prior year’s operating income of $20.1 million. Excluding the non-cash asset impairment charge of $9.3 million in the fourth quarter of fiscal 2006, operating income for the fourth quarter of fiscal 2007 of $22.6 million, was $6.9 million less than the prior year comparable quarter’s adjusted operating income of $29.5 million. The primary factors affecting operating income were lower gross margin and increased A&P and G&A expenses during the quarter. The Company’s gross margin decreased as a percent of sales from 54.8% to 50.3%, primarily due to an increase in obsolescence reserves of $2.6 million related to cough/cold products facing expiration dating.

Net income for the quarter ended March 31, 2007 was $8.4 million or $0.17 per diluted share versus $3.6 million, or $0.07 per diluted share, for the comparable quarter of the prior year. “Adjusted net income” was $7.9 million, a decline of $4.2 million from fiscal 2006 fourth quarter “adjusted net income” of $12.1 million. See the attached reconciliation of net income to adjusted net income, a “non-GAAP financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G.

Revenues by Segment for the Fourth Quarter Ended March 31, 2007
The Over-The-Counter (OTC) segment’s fourth quarter revenues of $43.3 million were 3% below those of the prior year of $44.7 million. Excluding the effects of the Wartner® acquisition, OTC organic revenues were down 7%. Weakness in the cold/flu season led to declines in Chloraseptic® and Little Remedies® product lines, which was partially offset by strong performance in The Doctor’s® line of oral care items.

The Company’s Household Cleaning Products segment reported revenues of $29.0 million, slightly above the prior year of $28.9 million. The segment’s leading brand, Comet®, registered a slight decline in revenues primarily due to a difference in promotional events compared to the prior year’s quarter. This was offset by strong performance of Chore Boy® household scrubbers, and Spic and Span® household cleaners, which grew approximately 11% and 9%, respectively, during the fourth quarter.

Revenues for the Personal Care segment, which account for approximately 8% of total corporate revenues, declined $0.5 million from $6.3 million, or 9%, to $5.8 million, which was in line with expectations.

Fiscal Year 2007
The Company reported total revenues of $318.6 million for the fiscal year ended March 31, 2007, or 7% greater than fiscal 2006 revenues of $296.7 million.

Operating income of $94.7 million for fiscal 2007 was $10.8 million or 13% higher than fiscal 2006 operating income of $83.9 million. Excluding the intangible asset impairment charge of $9.3 million in fiscal 2006, adjusted operating income for fiscal 2007 increased $1.5 million from fiscal 2006 adjusted operating income of $93.5 million. The increase in operating income was the result of the sales increase, partially offset by increased cost of sales and G&A expenses. See attached reconciliation of operating income to adjusted operating income, a “non-GAAP financial measure.”

The Company’s reported net income of $36.1 million, or $0.72 per diluted share, was up 37%, or $9.8 million in fiscal 2007. “Adjusted net income” of $34.2 million for fiscal 2007, declined 2% from fiscal 2006 “adjusted net income” of $34.8 million. “Adjusted net income” resulted in “adjusted earnings per share” of $0.68 per diluted share for fiscal 2007 versus $0.70 per diluted share in fiscal 2006. See the attached reconciliation of net income to adjusted net income and adjusted net income per share each of which is a “non-GAAP financial measure.”

Free Cash Flow
Free cash flow also is a “non-GAAP financial measure”. Free cash flow is presented in this news release because management believes that it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the fourth quarter ended March 31, 2007 was $16.5 million, with operating cash flows of $16.6 million, less capital expenditures of $0.1 million. For fiscal year 2007, free cash flow was $71.4 million, 34% higher than the $53.3 million reported in the prior fiscal year, primarily as a result of a reduction in net working capital.

The Company’s free cash flow was higher than net income due primarily to the non-cash charges related to the asset impairment and deferred income taxes combined with the Company’s long-term tax shield related to the amortization of intangible assets and goodwill, net operating loss carry forwards, amortization of certain debt acquisition costs, and relatively low capital expenditures.

During the fourth quarter the Company paid down approximately $7.9 million of senior bank debt, thereby reducing debt outstanding to $463.4 million at March 31, 2007.

Outlook
For fiscal year 2008, which commenced April 1, 2007, the Company expects organic revenue growth to be within its current long-term average growth rate of 3-4%, with total net revenues slightly higher as a result of a full year of the acquisition of the Wartner® brand. The Company also expects reported net income growth slightly below total net revenue growth, resulting primarily from increased A&P expenditures. Acquisitions, if any, would be incremental to that growth. The Company expects its free cash flow will again surpass net income in fiscal year 2008, driven by the tax benefits of accelerated amortization of intangible assets plus the amortization of certain debt acquisition costs. However, the Company expects cash flow for fiscal year 2008 to be lower than the $71.4 million achieved in fiscal year 2007 because working capital, which declined substantially in fiscal year 2007, is expected to increase at the rate of sales in fiscal year 2008.

According to Mark Pettie, Chairman of the Board and CEO, “Our focus is to deliver improved organic growth in fiscal year 2008 and beyond. We expect to achieve this through several initiatives, which include product innovation, stepped up A&P investment, strengthening our distribution base, systematically reducing costs, and reviewing our supplier network to reduce complexities.”

Conference Call
The Company will host a conference call today at 10:00 am EDT.
To access the conference call, listeners calling from within North America may dial 866-510-0711 at least 15 minutes prior to the start of the call. Those wishing to access the call from outside North America should dial 617-597-5379. The conference pass code is "prestige". The Company will provide a live internet webcast as well as an archived replay, which can be accessed from the Investor Relations page of http://www.prestigebrandsinc.com.

Telephonic replays will be available for two weeks following completion of the live call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 51786688.

About Prestige Brands Holdings, Inc.
Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter products, personal care and household products sold throughout the U.S., Canada, and certain international markets. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household products, and other well-known brands.

Forward Looking Statements
Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31
(In thousands, except per share data)	2007	2006
Revenues
Net sales	$77,683	$79,662
Other revenues	353	352
Total revenues	78,036	80,014

Cost of Sales
Cost of sales	38,797	36,206
Gross profit	39,239	43,808

Operating Expenses
Advertising and promotion	6,196	5,775
General and administrative	7,655	5,954
Depreciation	128	263
Amortization of intangible assets	2,627	2,431
Impairment of goodwill	--	1,892
Impairment of intangible asset	--	7,425
Total operating expenses	16,606	23,740

Operating income	22,633	20,068

Other income (expense)
Interest income	185	117
Interest expense	(10,000)	(9,756)
Total other income (expense)	(9,815)	(9,639)

Income before income taxes	12,818	10,429

Provision for income taxes	(4,423)	(6,800)
Net income	$8,395	$3,629

Basic earnings per share	$0.17	$0.07
Diluted earnings per share	$0.17	$0.07

Weighted average shares outstanding: Basic	49,607	49,077
Diluted	50,027	50,008

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations

	Year Ended March 31
(In thousands, except per share data)	2007	2006	2005
Revenues
Net sales	$316,847	$296,239	$288,918
Other revenues	1,787	429	151
Total revenues	318,634	296,668	289,069

Cost of Sales
Cost of sales	153,147	139,430	139,009
Gross profit	165,487	157,238	150,060

Operating Expenses
Advertising and promotion	32,005	32,082	29,697
General and administrative	28,416	21,158	20,198
Depreciation	744	1,736	1,899
Amortization of intangible assets	9,640	9,041	7,901
Impairment of goodwill	--	1,892	--
Impairment of intangible asset	--	7,425	--
Total operating expenses	70,805	73,334	59,695

Operating income	94,682	83,904	90,365

Other income (expense)
Interest income	972	568	371
Interest expense	(40,478)	(36,914)	(45,097)
Loss on disposal of equipment	--	--	(9)
Loss on extinguishment of debt	--	--	(26,854)
Total other income (expense)	(39,506)	(36,346)	(71,589)

Income before income taxes	55,176	47,558	18,776

Provision for income taxes	(19,098)	(21,281)	(8,556)
Net income	36,078	26,277	10,220

Cumulative preferred dividends on Senior Preferred and Class B Preferred Units	--	--	(25,395)

Net income (loss) available common stockholders	$36,078	$26,277	$(15,175)

Basic earnings (loss) per share	$0.73	$0.54	$(0.55)
Diluted earnings (loss) per share	$0.72	$0.53	$(0.55)

Weighted average shares outstanding: Basic	49,460	48,908	27,546
Diluted	50,020	50,008	27,546

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets

(In thousands)
Assets	March 31, 2007	March 31, 2006
Current assets
Cash and cash equivalents	$13,758	$8,200
Accounts receivable	35,167	40,042
Inventories	30,173	33,841
Deferred income tax assets	2,735	3,227
Prepaid expenses and other current assets	1,935	701
Total current assets	83,768	86,011

Property and equipment	1,449	1,653
Goodwill	310,947	297,935
Intangible assets	657,058	637,197
Other long-term assets	10,194	15,849

Total Assets	$1,063,416	$1,038,645

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,303	$18,065
Accrued interest payable	7,552	7,563
Income taxes payable	--	1,795
Other accrued liabilities	10,505	4,582
Current portion of long-term debt	3,550	3,730
Total current liabilities	40,910	35,735

Long-term debt	459,800	494,900
Other long-term liabilities	2,801	--
Deferred income tax liabilities	114,571	98,603

Total Liabilities	618,082	629,238

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	--	--
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,060 shares and 50,056 shares at March 31, 2007 and 2006, respectively	501	501
Additional paid-in capital	379,225	378,570
Treasury stock, at cost - 55 shares and 18 shares at March 31, 2007 and 2006, respectively	(40)	(30)
Accumulated other comprehensive income	313	1,109
Retained earnings	65,335	29,257
Total stockholders’ equity	445,334	409,407

Total Liabilities and Stockholders’ Equity	$1,063,416	$1,038,645

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows

	Year Ended March 31
(In thousands)	2007	2006	2005

Operating Activities
Net income	$36,078	$26,277	$10,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,384	10,777	9,800
Amortization of financing costs	3,257	2,649	2,943
Impairment of goodwill and intangible assets	--	9,317	--
Deferred income taxes	9,662	14,976	8,344
Stock-based compensation	655	383	--
Loss on extinguishment of debt	--	--	26,854
Other	--	--	9
Changes in operating assets and liabilities, net of effects of purchases of businesses
Accounts receivable	4,875	(1,350)	(7,227)
Inventories	4,292	(7,156)	2,922
Prepaid expenses and other assets	(1,235)	2,623	(1,490)
Accounts payable	(186)	(6,037)	5,059
Income taxes payable	(1,795)	1,795	--
Other accrued liabilities	5,912	(393)	(6,392)
Net cash provided by operating activities	71,899	53,861	51,042

Investing Activities
Purchases of equipment	(540)	(519)	(365)
Purchases of intangible assets	--	(22,655)	--
Change in other assets due to purchase price adjustments	750	--	--
Purchases of businesses, net	(31,261)	(30,989)	(425,479)
Net cash used for investing activities	(31,051)	(54,163)	(425,844)

Financing Activities
Proceeds from the issuance of notes	--	30,000	698,512
Payment of deferred financing costs	--	(13)	(24,539)
Repayment of notes	(35,280)	(26,730)	(529,538)
Prepayment penalty	--	--	(10,875)
Payments on interest rate caps	--	--	(2,283)
Proceeds from the issuance of equity, net	--	(63)	475,554
Redemption of equity interests	(10)	(26)	(230,088)
Net cash provided by (used for) financing activities	(35,290)	3,168	376,743

Increase in cash	5,558	2,866	1,941
Cash - beginning of year	8,200	5,334	3,393

Cash - end of year	$13,758	$8,200	$5,334

Prestige Brands Holdings, Inc.
Reconciliation to Adjusted Operating Income and Net Income

	Three Months Ended March 31
(In thousands, except per share data)	2007	2006
Adjusted Operating Income

Operating Income	$22,633	$20,068
Charges due to inventory step-up	--	149
Impairment of goodwill and intangible assets	--	9,317

Adjusted Operating Income	$22,633	$29,534

Reconciliation to Adjusted Net Income
Income before income taxes	$12,818	$10,429

Charges due to inventory step-up	--	149
Impairment of goodwill and intangible assets	--	9,317

Adjusted income before income taxes	12,818	19,895

Provision for income taxes (applicable effective rates applied to each period excluding adjustments applicable to deferred tax rates); 38.4% in fiscal 2007 and 39.1% in fiscal 2006)	(4,923)	(7,759)

Adjusted Net Income	$7,895	$12,136

Adjusted net income per common share
Basic	$0.16	$0.25
Diluted	$0.16	$0.24

Weighted average shares outstanding: Basic	49,607	49,077
Diluted	50,027	50,008

Prestige Brands Holdings, Inc.
Reconciliation to Adjusted Operating Income and Net Income

	Year Ended March 31
	2007	2006
Adjusted Operating Income

Operating Income	$94,682	$83,904
Charges due to inventory step-up	276	248
Impairment of goodwill and intangible assets	--	9,317

Adjusted Operating Income	$94,958	$93,469

Reconciliation to Adjusted Net Income
Income before income taxes	$55,176	$47,558

Charges due to inventory step-up	276	248
Impairment of goodwill and intangible assets	--	9,317

Adjusted income before income taxes	55,452	57,123

Provision for income taxes (applicable effective rates applied to each period, excluding adjustments applicable to deferred tax rates); 38.4% in fiscal 2007 and 39.1% in fiscal 2006)	(21,293)	(22,278)

Adjusted Net Income	$34,159	$34,845

Adjusted net income per common share
Basic	$0.69	$0.71
Diluted	$0.68	$0.70

Weighted average shares outstanding: Basic	49,460	48,907
Diluted	50,020	50,008

Prestige Brands Holdings, Inc.
Segment Information

	Three Months Ended March 31, 2007
	Over-the-Counter	Household	Personal
	Drug	Cleaning	Care	Consolidated

Net sales	$43,277	$28,624	$5,782	$77,683
Other revenues	--	353	--	353

Total revenues	43,277	28,977	5,782	78,036
Cost of sales	17,403	18,120	3,274	38,797

Gross profit	25,874	10,857	2,508	39,239
Advertising and promotion	4,628	1,375	193	6,196

Contribution margin	$21,246	$9,482	$2,315	33,043
Other operating expenses				10,410

Operating income				22,633
Other expenses				9,815
Provision for income taxes				4,423

Net income				$8,395

	Three Months Ended March 31, 2006
	Over-the-Counter	Household	Personal
	Drug	Cleaning	Care	Consolidated

Net sales	$44,747	$28,573	$6,342	$79,662
Other revenues	--	352	--	352

Total revenues	44,747	28,925	6,342	80,014
Cost of sales	15,323	17,352	3,531	36,206

Gross profit	29,424	11,573	2,811	43,808
Advertising and promotion	4,216	1,267	292	5,775

Contribution margin	$25,208	$10,306	$2,519	38,033
Other operating expenses				17,965

Operating income				20,068
Other expenses				9,639
Provision for income taxes				6,800

Net income				$3,629

Prestige Brands Holdings, Inc.
Segment Information

	Year Ended March 31, 2007
	Over-the-Counter	Household	Personal
	Drug	Cleaning	Care	Consolidated

Net sales	$174,704	$117,249	$24,894	$316,847
Other revenues	--	1,787	--	1,787

Total revenues	174,704	119,036	24,894	318,634
Cost of sales	65,601	73,002	14,544	153,147

Gross profit	109,103	46,034	10,350	165,487
Advertising and promotion	24,201	6,679	1,125	32,005

Contribution margin	$84,902	$39,355	$9,225	133,482
Other operating expenses				38,800

Operating income				94,682
Other expenses				39,506
Provision for income taxes				19,098

Net income				$36,078

	Year Ended March 31, 2006
	Over-the-Counter	Household	Personal
	Drug	Cleaning	Care	Consolidated

Net sales	$160,942	$107,372	$27,925	$296,239
Other revenues	--	429	--	429

Total revenues	160,942	107,801	27,925	296,668
Cost of sales	58,491	65,088	15,851	139,430

Gross profit	102,451	42,713	12,074	157,238
Advertising and promotion	22,424	6,495	3,163	32,082

Contribution margin	$80,027	$36,218	$8,911	125,156
Other operating expenses				41,252

Operating income				83,904
Other expenses				36,346
Provision for income taxes				21,281

Net income				$26,277